AFH Acquisition IV, Inc. 8-K

Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance:	Void after:

[_____]	[_______]

EMMAUS MEDICAL, INC.

Warrant to Purchase Shares of
Common Stock

This Warrant is issued to [_____] (the “Holder”) by EMMAUS MEDICAL, INC., a Delaware corporation (the “Company”) in consideration for entering into those certain Purchaser Questionnaire and Subscription Agreements, dated as accepted on [_____] and [_____] (the “Purchase Agreements”) providing for the purchase of shares of Common Stock of the Company by Holder.

1.           Purchase of Shares.

(a)           Number of Shares.  Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 210 fully paid and nonassessable shares of the Company’s Common Stock (the “Common Stock”).

(b)           Exercise Price.  The exercise price for the shares of Common Stock issuable pursuant to this Section I (the “Shares”) shall be $90.00 per share (the “Exercise Price”).  The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2.           Exercise Period.  This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m., Pacific Standard Time on [_____] (the “Exercise Period”); provided, however, that this Warrant shall no longer be exercisable and become null and void upon the consummation of any “Termination Event”, defined as the consummation of the Company’s sale of Common Stock or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction).  In the event of a Termination Event, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Termination Event.

3.           Method of Exercise.

(a)           While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby.  Such exercise shall be effected by:

(i)           the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)           the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)           Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above.  At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)           As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)           a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.           Net Exercise.  In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”).  A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

X =	Y(A – B)
A

Where

X =	The number of Shares to be issued to the Holder.

Y =	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A =	The fair market value of one (I) Share (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean the average of the closing prices of the Shares (or equivalent shares of Common Stock into which the Common Stock underlying this Warrant is convertible) quoted in the over-the-counter market in which the Shares (or equivalent shares of Common Stock into which the Common Stock underlying the Warrant is convertible) are traded or the closing price quoted on any exchange or electronic securities market on which the Shares (or equivalent shares of Common Stock into which the Common Stock underlying the Warrant is convertible) are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares (or equivalent shares of Common Stock into which the Common Stock underlying the Warrant is convertible) were traded over-the-counter or on such exchange).  In the event that this Warrant is exercised pursuant to this Section 4 in connection with the Initial Public Offering, the fair market value per Share shall be the per share offering price to the public of the Initial Public Offering of the shares of Common Stock into which the Common Stock underlying this Warrant is convertible.  If the Shares or shares of Common Stock are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors.

5.           Representations and Warranties of the Company.  In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)           Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)           Authorization.  Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all corporate action has been taken on the part of the Company, its officers and directors necessary for the authorization, execution and delivery of this Warrant.  The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be.  The issuance of this Warrant will not be subject to preemptive rights of any shareholders of the Company.  The Company has authorized sufficient shares of Common Stock and Common Stock to allow for the exercise of this Warrant.

6.           Representations and Warranties of the Holder.  In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)           Authorization.  Holder represents that it has full power and authority to enter into this Warrant.  This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           Purchase Entirely for Own Account.  The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same.  By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c)           Disclosure of Information.  The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities.  The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)           Investment Experience.  The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)           Accredited Investor.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f)           Restricted Securities.  The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances.  In this connection, Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g)           Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Shares unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 6, Section 10, and:

(i)           there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act.  It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(h)           Legends.  It is understood that the Securities may bear the following or a similar legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

7.           Adjustment of Exercise Price and Number of Shares.  The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)           Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.  Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b)           Reclassification, Reorganization and Consolidation.  In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change.  In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c)           Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8.           No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.           No Shareholder Rights.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and, except as otherwise provided in this Warrant, such Holder shall not be entitled to any shareholder notice or other communication concerning the business or affairs of the Company.

10.         Restrictions on Transfer.  This Warrant shall not be transferable by the Holder in whole or in part.  Any Shares issued upon exercised of all or part of this Warrant shall be subject to the rights of first refusal, co-sale rights, drag along rights, market stand-off restrictions, and any other agreements to which Holder becomes a party pursuant to the terms of the Purchase Agreements and the Related Agreements (as defined in the Purchase Agreements).

11.         Governing Law.  This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

12.         Successors and Assigns.  The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

13.         Titles and Subtitles.  The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14.         Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (l) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 14):

If to the Company:
Emmaus Medical, Inc.
20725 S. Western Avenue, Ste. 136
Torrance, CA  90501-1884
Attention:  Daniel R. Kimbell, Esq.

If to Holder:
At the address shown on the signature page hereto.

15.         Finder’s Fee.  Each party represents that it neither is or will be obligated for any finder’s fee or commission in connection with this transaction.  The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, partners, employees or representatives is responsible.  The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

16.         Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17.         Entire Agreement; Amendments and Waivers.  This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

18.         Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

EMMAUS MEDICAL, INC.

By:	/s/ Yutaka Niihara
Name:	Yutaka Niihara
Title:	President, CEO & Chairman

ACKNOWLEDGED AND AGREED:

HOLDER:

By:
Name:

Address:

Notice of Exercise

EMMAUS MEDICAL, INC.

Attention:  Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

____________ shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to ________________ Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 of the Warrant are true and correct as of the date hereof.

HOLDER:

Date:	By:
Name:
Address:

Name in which shares should be registered: